Exhibit 99.02

Planet Payment, Inc. Appoints Carl J. Williams as President

Long Beach, NY; November 12, 2013 — Planet Payment, Inc. (NASDAQ:PLPM) (LSE:AIM:PPT), a leading provider of international payment and transaction processing and multi-currency processing services, is pleased to announce that Philip Beck CEO and the Board of Directors have appointed Carl J. Williams as President of the Company and Mr. Williams has accepted such appointment, with immediate effect.

Carl Williams’ career in financial services spans 30 years and includes several high profile industry positions. Mr. Williams was President of World Wide Payment Processing for Global Payments, a role that he held from 2004-2009, while living in Prague and Hong Kong and further served as an advisor until June 2013.  Mr. Williams also served as Divisional President of Merchant Services of National Processing Company.  More recently, he served as Managing Director of Pay Anywhere, LLC, from May 2012 to July 2013, and is the founder of Baikal Group, LLC, a consultancy and advisory company. Mr. Williams has served as an advisor to Planet Payment, Inc. since 2010 and since August 20, 2013 as a director of the Company and will continue in that role.

Commenting on the appointment, Philip Beck, Chairman and Chief Executive Officer of Planet Payment, said:

“I have worked with Carl for more than seven years in different capacities, and look forward to collaborating closely with Carl. Carl brings with him the hands-on experience of a long and successful career in financial services and payments and a complimentary skill set that I believe will help us execute our growth plans and position our company for strategic opportunities.  Our first priority will be to undertake a full review of our business to determine how best to take advantage of the opportunities in front of us.”

Mr. Williams added:

“I am thrilled to be joining Philip and Planet Payment during this exciting phase of their growth. I’ve always been an admirer of Planet Payment’s platform, products and people. Planet Payment’s world-wide reach and capabilities have allowed expansion unrivalled in the payments industry.   I’m looking forward to working with our partners, investors and prospects as we continue to deliver world class solutions to the global marketplace.”

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 22 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit ww.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Enquiries:

Planet Payment, Inc.	Tel: + 1 516 670 3200
Graham N. Arad, SVP General Counsel	www.planetpayment.com

Redleaf Polhill (UK PR for Planet Payment)	Tel: +44 207 382 4730
Emma Kane / Rebecca Sanders-Hewitt / David Ison	planet@redleafpolhill.com

ICR (USA IR for Planet Payment)	Tel: +1 646 277 1212
Don Duffy / Dara Dierks

Canaccord Genuity Ltd (Nomad for Planet Payment)
Simon Bridges / Andrew Chubb	Tel: +44 20 7523 8000